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                                                                EXHIBIT 23.2






                       Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-07473) and related Prospectus of Caliber System, Inc. for the registration of $400,000,000 of debt securities and to the incorporation by reference therein of our report dated January 23, 1996, with respect to the consolidated financial statements of Caliber System, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995 and our report dated March 11, 1996 with respect to the related financial statement schedule included therein, filed with the securities and exchange commission.

                                                ERNST & YOUNG LLP



Akron, Ohio
July 12, 1996